Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this amendment No.3 to the Registration Statement on Form F-1 (No. 333-275987) of Ohmyhome Limited of our report dated April 27, 2023, with respect to our audits of consolidated financial statements of Ohmyhome Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2022 and for each of the years in the three-year period ended December 31, 2022, which appears in Ohmyhome Limited’s Annual Report on Form 20-F dated April 27, 2023.

We also consent to the reference to our firm under the heading “Experts” in the above mentioned Registration Statement.

San Mateo, California	WWC, P.C.
February 5, 2024	Certified Public Accountants
PCAOB ID: 1171